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                                                                   Exhibit 10.18


                                November 26, 1997


Mr. George W. Philips
101 Chestnut Street
Boston, MA  02108

Dear George:

         This letter sets forth the agreement between you and Warren Bancorp, Inc. ("Company") regarding your responsibilities as a Director and a consultant to the Company and its subsidiaries for the period from January 1, 1998 through May 31, 2000, unless earlier terminated as provided herein.

A.       Services

         In addition to serving as a Director for the Company, you have agreed to:

         1.       Strategic Planning Function

                  Establish and chair the Strategic Planning Committee of the Board of Directors, which shall conduct such reviews and initiate such studies as agreed to by you and the Board of Directors from time to time.

         2.       Performance Review Function

                  Prepare and present quarterly to the Board of Directors analyses of the Company's financial performance, including relevant comparative data; and

         3.       Special Projects

                  Assist the Board and management regarding special projects relating to various areas of the Company's business from time to time.
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B.       Compensation, Reimbursement and Support Services

         You have agreed to waive director fees and other benefits. In lieu of such fees and benefits, for the services described above you will receive a fee of $12,500 per quarter. payable February 15, May 15, August 15 and November 15 of each year. You will also be reimbursed for all of your out of pocket expenses, including any commuting expenses incurred in connection with rendering the services hereunder.

         The Company will provide you with office space, telephone, fax and secretarial support at Peabody Square. Ms. Ouellette will provide secretarial support.

C.       Additional Services

         It is expressly understood that the foregoing compensation arrangements apply only to the services described herein. Any additional assistance including advice and consultation in connection with any merger, acquisition or similar transaction, would be subject to separate arrangements to be agreed upon when and if such assistance is requested.

D.       Termination

         This agreement may be terminated for any reason by either the Company or by you on 60 days prior notice.

         If the foregoing accurately states the arrangement between you and the Company, please indicate your agreement by signing as indicated below.

                                   Sincerely,



                                   Stephen G. Kasnet
                                   Chairman of the Board

Agreed:

_______________________________
George W. Phillips


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Date